                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, For Use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Under Rule 14a-12

                            TENNECO AUTOMOTIVE INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                                      N/A
--------------------------------------------------------------------------------
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):

[X]  No fee required.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

(2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

(4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

(5)  Total fee paid:

--------------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

--------------------------------------------------------------------------------

(1)  Amount previously paid:

--------------------------------------------------------------------------------

(2)  Form, schedule or registration statement no.:

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(3)  Filing party:

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(4)  Date filed:

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

TENNECO AUTOMOTIVE INC.
500 NORTH FIELD DRIVE
LAKE FOREST, ILLINOIS 60045
(847) 482-5000                                         [TENNECO AUTOMOTIVE LOGO]

                                                                   April 6, 2001

To the Stockholders of Tenneco Automotive Inc.:

     The Annual Meeting of Stockholders of the Company will be held Tuesday, May 8, 2001, at 10:00 a.m., local time, at the Chicago Botanic Garden, 1000 Lake Cook Road, Glencoe, Illinois. A Notice of the meeting, a Proxy, and a Proxy Statement containing information about the matters to be acted upon are enclosed.

     Holders of common stock are entitled to vote at the Annual Meeting on the basis of one vote for each share held.

     A record of the Company's activities for the year 2000 is contained in the Annual Report to Stockholders. We urge each stockholder who cannot attend the Annual Meeting to please assist us in preparing for the meeting by either completing, executing, and returning your Proxy promptly or using our telephone or Internet voting procedures.

                                               Very truly yours,

                                               /s/ MARK P. FRISSORA
                                               MARK P. FRISSORA

                                               Chairman and Chief Executive
                                               Officer

TENNECO AUTOMOTIVE INC.
500 NORTH FIELD DRIVE
LAKE FOREST, ILLINOIS 60045
(847) 482-5000                                         [TENNECO AUTOMOTIVE LOGO]

                                   NOTICE OF
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 8, 2001

     The Annual Meeting of Stockholders of Tenneco Automotive Inc. will be held at the Chicago Botanic Garden, 1000 Lake Cook Road, Glencoe, Illinois on Tuesday, May 8, 2001, at 10:00 a.m., local time.

     The purposes of the meeting are:

     1. To elect five directors for a term to expire at the 2002 Annual Meeting of Stockholders;

     2. To consider and act upon a proposal to ratify the appointment of Arthur Andersen LLP as independent public accountants for the year 2001; and

     3. To consider and act upon such other matters as may be properly brought before the meeting, or any adjournment or postponement thereof.

     The Board of Directors knows of no other matters at this time that may be brought before the meeting. Holders of common stock of record at the close of business on March 16, 2001 are entitled to vote at the meeting. A list of these stockholders will be available for inspection for 10 days preceding the meeting at the Chicago Botanic Garden, and will also be available for inspection at the meeting.

     Each stockholder who does not expect to attend the meeting is urged to either complete, date, and sign the enclosed Proxy and return it to the Company in the enclosed envelope, which requires no postage if mailed in the United States, or utilize our telephone or Internet voting procedures.

                                            By Order of the Board of Directors

                                                      KARL A. STEWART
                                                         Secretary

Lake Forest, Illinois
April 6, 2001

TENNECO AUTOMOTIVE INC.                                [TENNECO AUTOMOTIVE LOGO]

500 NORTH FIELD DRIVE
LAKE FOREST, ILLINOIS 60045
(847) 482-5000

                                                                   April 6, 2001

                                PROXY STATEMENT

     This statement is furnished in connection with the solicitation on behalf of the Board of Directors of Tenneco Automotive Inc. (the "Company") of proxies (the "Proxies") to be voted at the Annual Meeting of Stockholders on May 8, 2001, or at any adjournment or postponement thereof (the "Annual Meeting"). Holders of common stock of record at the close of business on March 16, 2001 will be entitled to vote at the Annual Meeting. Each share is entitled to one vote. At March 16, 2001, there were 37,131,836 shares of common stock outstanding and entitled to vote. This Proxy Statement is first being mailed to stockholders on or about April 6, 2001.

                                   BACKGROUND

     During 1999, Tenneco Inc. separated its automotive, packaging and administrative services operations. This completed a series of transactions begun in December 1996, when the company then known as Tenneco Inc. ("Old Tenneco") separated its automotive and packaging operations from its energy and shipbuilding businesses.

     The final separation was accomplished in November 1999 through the spin-off of Pactiv Corporation (the "Spin-Off"), which at the time was known as Tenneco Packaging Inc. and held Tenneco Inc.'s packaging and administrative services businesses. Immediately following the Spin-Off, Tenneco Inc. changed its name to "Tenneco Automotive Inc." to reflect the fact that the continuing operations are its automotive business. In light of the form of this transaction, the Company is the continuing legal entity which from December 1996 until the Spin-Off was known as Tenneco Inc.

                             ELECTION OF DIRECTORS
                                    (ITEM 1)

     The Board of Directors presently consists of nine members, one of whom, Mark Andrews, is retiring as of the 2001 Annual Meeting and is not a nominee for election. On October 25, 1999, the stockholders approved a proposal to eliminate the then-current board structure which featured three classes of directors serving staggered three-year terms and provide instead for the annual election of directors. Under this proposal the staggered board structure was to be phased out over the 2000, 2001 and 2002 annual meetings. Accordingly, the terms of six of the current directors expire at the 2001 Annual Meeting and the terms of the remaining three directors will expire at the annual meeting to be held in 2002. Following the retirement of Mr. Andrews, the Board of Directors will consist of eight members.

     The five nominees, each of whom currently serves as a director of the Company, are proposed to be elected at this Annual Meeting to serve for a term to expire at the 2002 annual meeting of stockholders and until their successors are chosen and have qualified. Three directors will continue to serve as set forth below.

     The persons named as proxy voters in the accompanying Proxy card, or their substitutes, will vote your Proxy for all the nominees, each of whom has been designated as such by the Board of Directors, unless otherwise indicated in your Proxy. In the event that any nominee for director withdraws or for any reason is not able to serve as a director, the Company will vote your Proxy for the remainder of those nominated for director (except as otherwise indicated in your Proxy) and for any replacement nominee designated by the Compensation/Nominating/Governance Committee of the Board of Directors.

     You may vote for or withhold your vote from any or all of the director nominees. Assuming a quorum is present, the affirmative vote of the plurality of votes cast at the Annual Meeting (in person or by proxy) will be required for the election of directors.

     Brief statements setting forth the age (at March 16, 2001), the principal occupation, employment during the past five years, the year in which first elected a director, and other information concerning each nominee and the continuing directors appear below.

     As described above, the Company and Old Tenneco have engaged in a series of restructuring transactions over the last several years. As a result of these transactions, there is some continuity in the Boards of Directors of the Company and Old Tenneco. Accordingly, for periods prior to December 1996, references herein to service to "the Company" refer to service to Old Tenneco.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL OF THE NOMINEES LISTED BELOW.

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
     FOR ONE-YEAR TERMS EXPIRING AT THE 2002 ANNUAL MEETING OF STOCKHOLDERS

     M. KATHRYN EICKHOFF -- Ms. Eickhoff has been President of Eickhoff Economics, Inc., a consulting firm, since 1987. From 1985 to 1987, she was Associate Director for Economic Policy for the U.S. Office of Management and Budget, and prior to 1985, was Executive Vice President and Treasurer of Townsend Greenspan & Co., Inc., an economic consulting firm. She is also a director of AT&T Corp. and Pharmacia Inc. (formerly known as Pharmacia & Upjohn, Inc.). Ms. Eickhoff is 61 and has been a director of the Company since 1987. She also served as a member of the Company's Board of Directors from 1982 until her resignation to join the Office of Management and Budget in 1985. Ms. Eickhoff is a member of the Audit Committee and Three-Year Independent Director Evaluation Committee.

     FRANK E. MACHER -- Mr. Macher was named Chief Executive Officer of Federal Mogul Corporation, a manufacturer of motor vehicle parts and supplies, in January 2001. From June 1997 to his retirement in July 1999, Mr. Macher served as President and Chief Executive Officer of ITT Automotive, a supplier of automotive components. From 1966 to his retirement in 1996, Mr. Macher was employed by Ford Motor Company, serving most recently as Vice President and General Manager of the Automotive Components Division. Mr. Macher is 59 and was named a director of the Company in July 2000. He is also a director of Federal Mogul Corporation and Decoma International, Inc. and a member of the Board of Trustees of Kettering University.

     ROGER B. PORTER -- Mr. Porter is the IBM Professor of Business and Government at Harvard University. Mr. Porter has served on the faculty at Harvard University since 1977. Mr. Porter also held senior economic policy positions in the Ford, Reagan and George H. W. Bush White Houses, serving as special assistant to the President and executive secretary of the Economic Policy Board from 1974 to 1977, as deputy assistant to the President and director of the White House Office of Policy Development from 1981 to 1985, and as assistant to the President for economic and domestic policy from 1989 to 1993. He is also a director of RightCHOICE Managed Care, Inc., National Life Insurance Company, Zions Bancorporation and Pactiv Corporation. Mr. Porter is 54 and has been a director of the Company since January 1998. Mr. Porter is the Chairman of the Compensation/Nominating/Governance Committee and a member of the Three-Year Independent Director Evaluation Committee.

     DAVID B. PRICE, JR. -- Mr. Price was named President of PMD Group Inc., a producer of chemical additives and specialty plastics for use in consumer and industrial products, on March 1, 2001. PMD Group Inc. was formerly the Performance Materials Segment of BF Goodrich Company prior to its sale to an investor group in February 2001. Previously, Mr. Price served as Executive Vice President of the BF Goodrich Company and President and Chief Operating Officer of BF Goodrich Performance Materials, since July 1997. Prior to joining BF Goodrich, Mr. Price held various executive positions over a 20-year span at Monsanto Company, most recently serving as President of the Performance Materials Division of Monsanto Company from 1995 to July 1997. From 1993 to 1995, he was Vice President and General Manager of commercial operations for the Industrial Products Group and was also named to the management board of Monsanto's Chemical Group. Mr. Price is 55 years old and was named a director of the Company in November 1999. Mr. Price is a member of the Three-Year Independent Director Evaluation Committee and the Compensation/Nominating/ Governance Committee.

     DENNIS G. SEVERANCE -- Dr. Severance is the Accenture Professor of Computer and Information Systems of the University of Michigan Business School. Before joining the University of Michigan in 1978, Dr. Severance was an Associate Professor and Principal Investigator in the Management Information System Research Center at the University of Minnesota. Prior to that, he was an Assistant Professor in the Department of Operations Research at Cornell University. Dr. Severance is 58 years old and became a director in July 2000.

             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE TERMS EXPIRING AT THE 2002 ANNUAL MEETING OF STOCKHOLDERS

     MARK P. FRISSORA, Chairman of the Board -- Mr. Frissora became the Company's Chief Executive Officer in connection with the Spin-Off and has been serving as President of the automotive operations since April 1999. In March 2000, he was also named the Company's Chairman. From 1996 to April 1999, he held various positions within the Company's automotive operations, including Senior Vice President and General Manager of the worldwide original equipment business. Mr. Frissora joined the Company in 1996 from AeroquipVickers Corporation, where he served since 1991 as a Vice President. Previously, he spent 15 years with both General Electric (10 years) and Philips Lighting Company in management roles focusing on product development and marketing. He is a member of The Business Roundtable and the World Economic Forum's Automotive Board of Governors. Mr. Frissora is 45 years old and became a director of the Company in November 1999.

     SIR DAVID PLASTOW -- Sir David was Chairman of the Medical Research Council, which promotes and supports research and post-graduate training in the biomedical and other sciences, from 1990 until his retirement in 1998. He served as Chairman of Inchcape plc, a multinational marketing and distribution company, from June 1992 to December 1995, and Chairman and Chief Executive Officer of Vickers plc, an engineering and manufacturing company headquartered in London, from January 1987 to May 1992. He is also a director of FT Everard & Sons Limited. Sir David is 68 years old and has been a director the Company since May 1996. He previously served as a member of the Board of Directors of the Company from 1985 until 1992. Sir David is a member of the Compensation/Nominating/Governance Committee.

     PAUL T. STECKO -- Mr. Stecko has served as the Chief Executive Officer of Packaging Corporation of America since April 1999. From November 1998 to April 1999, Mr. Stecko served as President and Chief Operating Officer of Tenneco Inc. From January 1997 to November 1998, Mr. Stecko served as Chief Operating Officer of Tenneco Inc. From December 1993 through January 1997, Mr. Stecko served as Chief Executive Officer of Tenneco Packaging Inc. Prior to joining Tenneco Packaging Inc., Mr. Stecko spent 16 years with International Paper Company. Mr. Stecko is 56 years old and has been a director of the Company since November 1998. He is also a director of State Farm Mutual Insurance Company and Pactiv Corporation, and is the Chairman of the Board of Packaging Corporation of America. Mr. Stecko is the Chairman of the Audit Committee and the Chairman of the Three-Year Independent Director Evaluation Committee.

                               RETIRING DIRECTOR
                      TERM EXPIRING AT THE ANNUAL MEETING

     MARK ANDREWS -- Mr. Andrews, who will retire effective upon the Annual Meeting, has been Chairman of Andrews Associates, Inc., a government consulting firm, since February 1987. From 1963 to 1980, he served in the U.S. House of Representatives, and from 1980 to 1986 he served in the U.S. Senate. He is also a director of Union Storage Co. and Pactiv Corporation. Mr. Andrews is 74 and has been a director of the Company since 1987. Mr. Andrews is a member of the Audit Committee and the Compensation/Nominating/Governance Committee.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors of the Company currently comprises nine members, eight of whom are not officers of the Company (the "Outside Directors") and one of whom is an officer of the Company (the "Inside Director"). Effective at the Annual Meeting, one of the Outside Directors will retire and the size of the Board of Directors will be reduced to eight members. The Board of Directors believes that the Company's ratio of Outside Directors to Inside Directors represents a commitment to the independence of the Board and a focus on matters of importance to its stockholders.

     During 2000, the Board of Directors held eight meetings. Each director attended more than 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees of the Board on which the director served held during 2000, except for Mr. Macher who was unable to attend two out of the five meetings which he was entitled to attend following his appointment in July 2000.

     The Board of Directors has three standing committees. These committees have the following described responsibilities and authority.

     The Compensation/Nominating/Governance Committee, comprised solely of Outside Directors, has the responsibility, among other things, to: (1) establish the salary rate of officers and employees of the Company and its subsidiaries;
(2) examine periodically the compensation structure of the Company; and (3) supervise the welfare and pension plans and compensation plans of the Company. It also has significant corporate governance responsibilities including, among other things, to: (a) review and determine the desirable balance of experience, qualifications and expertise among members of the Board; (b) review possible candidates for membership on the Board and recommend a slate of nominees for election as directors at each annual meeting of stockholders; (c) review the function and composition of the other committees of the Board and recommend membership on these committees; and (d) review the qualifications of and recommend candidates for election as officers of the Company. The Compensation/Nominating/Governance held eight meetings during 2000.

     The Three-year Independent Director Evaluation (TIDE) Committee, comprised solely of Outside Directors, has the responsibility, among other things, to review the Company's stockholder rights plan at least every three years and, if it deems it appropriate, recommend that the full Board modify or terminate that plan. The TIDE Committee did not meet in 2000, but was consulted at the Board of Directors meeting held in connection with the amendment of the Company's rights plan in March 2000. The TIDE Committee plans to meet in 2001.

     The Audit Committee, whose three members are Outside Directors, has the responsibility, among other things, to: (1) recommend the selection of the Company's independent public accountants; (2) review and approve the scope of the independent public accountants' audit activity and extent of non-audit services; (3) review with management and such independent public accountants the adequacy of the Company's basic accounting system and the effectiveness of the Company's internal audit plan and activities; (4) review with management and the independent public accountants the Company's certified financial statements and exercise general oversight over the financial reporting process; and (5) review with the Company litigation and other legal matters that may affect the Company's financial condition and monitor compliance with business ethics and other policies. The Audit Committee held four meetings in 2000. A report of the Audit Committee appears elsewhere in this Proxy Statement.

     A stockholder of the Company may nominate persons for election to the Board of Directors at an annual meeting if the stockholder submits such nomination, together with certain related information required by the Company's By-laws, in writing to the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting. In the event, however, that the date of the annual meeting is more than thirty days before or more than seventy days after that anniversary date, the notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of the meeting is first made.

COMPENSATION OF DIRECTORS

     FEE STRUCTURE. For 2000, each Outside Director was paid an annual retainer fee of $35,000 for service on the Board of Directors. In general, 100% of that fee is to be paid in the form of stock-settled common stock equivalents (the "directors' stock equivalents"), as described below. A director may elect, however, to have up to 40%, or $14,000, of the fee paid in cash. The Outside Directors also receive cash attendance fees and committee chair and membership fees, and reimbursement of their expenses for attending meetings of the Board of Directors and its committees. Outside Directors receive $1,000 for each meeting of the Board of Directors attended. Each Outside Director who serves as a Chairman of the Audit Committee or the Compensation/Nominating/Governance Committee is paid a fee of $7,000 per chairmanship. Outside Directors who serve as members of these committees are paid $4,000 per committee membership. Members of the Three-year Independent Director Evaluation Committee receive $1,000 plus expenses for each meeting of that committee attended.

     COMMON STOCK EQUIVALENTS/OPTIONS. As described above, all or a portion of an Outside Director's retainer fee is paid in common stock equivalent units. These directors' stock equivalents are payable in shares of common stock after an Outside Director ceases to serve as a director. Final distribution of these shares may be made either in a lump sum or in installments over a period of years. The directors' stock equivalents are issued at 100% of the fair market value on the date of the grant. Each Outside Director receives an annual grant of an option to purchase up to 5,000 shares of common stock and 1,000 performance share equivalent units as additional incentive compensation in January of each year. Directors' options: (a) are granted with per share exercise prices equal to 100% of the fair market value of a share of common stock on the day the option is granted; (b) have terms of ten years; and (c) will fully vest six months from the grant date. Once vested, the directors' options will be exercisable at any time during the option term. The performance share equivalent units are payable in shares of common stock at the end of three years based on achievement of performance goals like those set for the executives' performance unit awards. See "Tenneco Automotive Inc. Compensation/Nominating/Governance Committee Report on Executive Compensation."

     DEFERRED COMPENSATION PLAN. The Company has a voluntary deferred compensation plan for Outside Directors. Under the plan, an Outside Director may elect, prior to commencement of the next calendar year, to have some or all of the cash portion, that is, up to 40%, or $14,000, of his or her retainer fee and some or all of his or her meeting fees credited to a deferred compensation account. The plan provides these directors with various investment options. The investment options include stock equivalent units of the Company's common stock, which may be paid out in either cash or shares of common stock.

     RESTRICTED STOCK. In satisfaction of residual obligations under the discontinued retirement plan for directors, Ms. Eickhoff and Mr. Andrews (who is retiring at the Annual Meeting) receive a yearly grant of $15,400 in value of restricted shares of the Company's common stock as long as they continue to serve. The restricted shares may not be sold, transferred, assigned, pledged or otherwise encumbered and are subject to forfeiture if the director ceases to serve on the Board prior to the expiration of the restricted period. This restricted period ends upon the director's normal retirement from the Board, unless he or she is disabled or dies, or the Compensation/ Nominating/Governance Committee of the Board, at its discretion, determines otherwise. During the restricted period, the director will be entitled to vote the shares and receive any dividends paid on the common stock.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

     During 2000, Mr. Frissora was indebted to the Company. This indebtedness was incurred in connection with his relocation. The loan bears no interest and principal will only be payable in full upon termination of his employment prior to 2003, except for a termination without cause or following a change in control. The approximate aggregate amount outstanding is $400,000.

2000 OPTION REPURCHASE

     On May 8, 2000, the Company offered a cash payment in exchange for the cancellation of all options to purchase the Company's common stock which were granted prior to the Spin-Off and which were held by employees, officers and directors of the Company (the "Option Repurchase"). This covered approximately
6.8 million shares of the Company's common stock. These old stock options were issued before the Spin-Off, primarily from 1996 to 1998, by the prior management of Tenneco Inc. By the time of the Spin-Off and the change in management of the Company, the exercise prices of these options had become substantially lower than the market price of Tenneco Inc.'s common stock. Upon the Spin-Off, these options held by continuing employees of the automotive operations were adjusted to maintain their economic value after giving effect to that transaction. Accordingly, as a newly independent stand-alone public company, the Company emerged with 6.8 million underwater stock options, a large number considering the size of the Company and the number of outstanding shares. Further, the Company believed that in order to retain and attract talent in the future, more options would need to be issued. In order to be in a position to more effectively manage the Company's outstanding equity in the future, the Company initiated the purchase offer. Final responses were received from employees in July 2000. A significant number of employees, holding approximately 6 million options, chose to participate. The cash payments offered for the options were determined by the Company in consultation with the Company's employee benefits and compensation consultant, and were calculated in accordance with the Black Scholes valuation method. The following cash payments were made to directors in exchange for options canceled pursuant to the offer: Mark Andrews (retiring effective as of the 2001 Annual Meeting) -- $4,140; M. Kathryn Eickhoff -- $8,281; Mark P. Frissora -- $363,458; Dana Mead (retired July
2000) -- $1,421,990; and Roger B. Porter -- $4,140.

                           OWNERSHIP OF COMMON STOCK

MANAGEMENT

     The following table shows, as of March 1, 2001, the number of shares of the Company's common stock beneficially owned by: (1) each director and nominee for director; (2) each person who is named in the Summary Compensation Table, below; and (3) all directors and executive officers as a group. The table also shows:
(a) common stock equivalents held by the directors and executive officers under the Company's benefit plans; and (b) the total number of shares of common stock and common stock equivalents held.

                                           SHARES OF             COMMON           TOTAL
                                          COMMON STOCK           STOCK         SHARES AND
                                           (1)(2)(3)         EQUIVALENTS(4)    EQUIVALENTS
                                          ------------       --------------    -----------
DIRECTORS
--------------------------------------
Mark Andrews(5).......................        16,864              1,969            18,833
M. Kathryn Eickhoff...................        17,180              1,969            19,149
Mark P. Frissora......................       196,774            250,000           446,774
Frank E. Macher.......................         2,500              4,028             6,528
Sir David Plastow.....................         9,900              2,375            12,275
Roger B. Porter.......................         5,829              2,546             8,375
David B. Price, Jr....................        15,000              2,304            17,304
Dennis G. Severance...................         4,500              4,028             8,528
Paul T. Stecko........................         9,972              2,304            12,276

NAMED EXECUTIVE OFFICERS
--------------------------------------
Richard J. Sloan......................        94,077            128,890           222,967
Mark A. McCollum......................        70,090             90,192           160,282
Richard P. Schneider..................        63,062             69,916           132,978
Timothy R. Donovan....................        69,308             69,916           139,224
All executive officers and directors
  as a group (19 persons).............       744,058(6)         872,586         1,616,644(6)

---------------
(1) Each director and executive officer has sole voting and investment power over the shares beneficially owned (or has the right to acquire shares as described in note (2) below) as set forth in this column, except for: (a) restricted shares; and (b) shares that executive officers and directors have the right to acquire pursuant to stock options.

(2) Includes restricted shares. At March 1, 2001, Ms. Eickhoff and Messrs. Andrews, Frissora, Sloan, McCollum, Schneider and Donovan held 6,628, 6,628, 68,385, 39,077, 29,308, 29,308 and 29,308 restricted shares, respectively.
    Also includes shares that are subject to

                                            (Notes continued on following page.)

    options that are exercisable within 60 days of March 1, 2001 for Ms. Eickhoff and Messrs. Andrews, Frissora, Macher, Plastow, Porter, Price, Severance, Stecko, Sloan, McCollum, Schneider and Donovan to purchase 5,000, 5,000, 125,000, 2,500, 8,764, 5,000, 5,000, 2,500, 5,000, 55,000, 40,000,
    30,000 and 30,000 shares, respectively.

(3) The individuals listed in the table own less than one percent of the outstanding shares of the Company's common stock, respectively, except for all directors and executive officers as a group, who beneficially own approximately 2% of the outstanding common stock (not including stock equivalents).

(4) Common stock equivalents are distributed either in cash or in shares of the Company's common stock, depending on the terms of the grant, in each case after the individual ceases to serve as a director or officer or after the applicable performance period.

(5) Mr. Andrews is retiring as a director effective as of the 2001 Annual
    Meeting.

(6) Includes 403,697 shares that are subject to options that are exercisable within 60 days of March 1, 2001, by all executive officers and directors as a group, and includes 287,026 restricted shares for all executive officers and directors as a group.

CERTAIN OTHER STOCKHOLDERS

     The following table sets forth, as of March 1, 2001, certain information regarding each person known by the Company to be the beneficial owner of more than five percent of the Company's outstanding common stock (the only class of voting securities outstanding).

                NAME AND ADDRESS                    SHARES OF COMMON     PERCENT OF COMMON
             OF BENEFICIAL OWNER(1)                  STOCK OWNED(1)     STOCK OUTSTANDING(1)
             ----------------------                 ----------------    --------------------
Greenway Partners L.P. .........................       3,212,500(2)             8.7%(2)
  277 Park Avenue, 27th Floor
  New York, New York 10017
Dimensional Fund Advisors Inc. .................       2,419,640(3)             6.5%(3)
  1299 Ocean Avenue, 11th Floor
  Santa Monica, California 60045-2595
Kestrel Investment Management...................       2,233,100(4)             6.0%(4)
  411 Borel Avenue, Suite 403
  San Mateo, California 94402

---------------
(1) This information is based on information contained in filings made with the Securities and Exchange Commission (the "SEC") regarding the ownership of the Company's common stock.

(2) Greenway Partners, L.P. ("Greenway"), Greentree Partners, L.P. ("Greentree"), Greenhouse Partners, L.P. ("Greenhouse"), Greenhut, L.L.C. ("Greenhut"), Greenbelt Corp. ("Greenbelt"), Greensea Offshore, L.P. ("Greensea"), Greenhut Overseas, L.L.C. ("Greenhut Overseas"), Alfred D. Kingsley and Gary K. Duberstein (collectively, the "Reporting Persons") are the beneficial owners of an aggregate of 3,212,500 shares constituting approximately 8.7% of the outstanding shares.

     Greenhouse, as the general partner of Greenway, may be deemed to own beneficially shares owned beneficially by Greenway. Each of Kingsley and Duberstein, as general partners of Greenhouse, may be deemed to beneficially own shares owned beneficially by Greenhouse. Greenhut, as the general partner of Greentree, may be deemed to own beneficially shares owned beneficially by Greentree. Each of Kingsley and Duberstein, as members of Greenhut, may be deemed to beneficially own shares owned beneficially by Greenhut. Greenhut Overseas, as the investment general partner of Greensea, may be deemed to own beneficially shares owned beneficially by Greensea. Each of Kingsley and Duberstein, as members of Greenhut Overseas, may be deemed to beneficially own shares owned beneficially by Greenhut Overseas. Each of Kingsley and Duberstein, as executive officers

                                            (Notes continued on following page.)

     and directors of Greenbelt, may be deemed to beneficially own shares that Greenbelt beneficially owns.

     Greenway has the sole power to vote or direct the vote of 397,400 shares and the sole power to dispose or to direct the disposition of such shares. Greenhouse and Kingsley and Duberstein may be deemed to share with Greenway the power to vote or to direct the vote and to dispose or to direct the disposition of such shares. Greentree has the sole power to vote or direct the vote of 231,000 shares and the sole power to dispose or direct the disposition of such shares. Greenhut and Kingsley and Duberstein may be deemed to share with Greentree the power to vote or to direct the vote and to dispose or to direct the disposition of such shares. Greensea has the sole power to vote or direct the vote of 204,000 shares and the sole power to dispose or direct the disposition of such shares. Greenhut Overseas and Kingsley and Duberstein may be deemed to share with Greensea the power to vote or to direct the vote and to dispose or to direct the disposition of such shares. Greenbelt has the sole power to vote or direct the vote of 1,980,100 shares and the sole power to dispose or direct the disposition of such shares. Kingsley and Duberstein may be deemed to share with Greenbelt the power to vote or to direct the vote and to dispose or to direct the disposition of such shares. Kingsley has the sole power to vote or direct the vote of 400,000 shares and the sole power to dispose or direct the disposition of such shares.

     The business address of each of the Reporting Persons (other than Greensea) is 277 Park Avenue, 27th Floor, New York, New York 10017. The business address of Greensea is P.O. Box 1561, Mary Street, Grand Cayman, Cayman Islands, British West Indies.

(3) Dimensional Fund Advisors Inc. ("Dimensional") has indicated that it has sole voting power over 2,419,640 shares and sole dispositive power over 2,419,640 shares. Dimensional has also advised the Company that it is a registered investment advisor and these shares are held on behalf of various advisory clients.

(4) Kestrel Investment Management Corporation ("Kestrel") has indicated that is has sole voting power over 2,057,600 shares and sole dispositive power over 2,233,100 shares. Kestrel has also advised the Company that it is a registered investment advisor and that these shares are held by certain persons for whom it acts as an investment advisor and in which it also holds an ownership interest. The sole shareholders of Kestrel are David J. Stierman and Abbot J. Keller, each of whom has the same principal business address as Kestrel. Accordingly, each of Mr. Stierman, Mr. Keller and Kestrel may be deemed to be the beneficial owner of the above-referenced shares.

                             EXECUTIVE COMPENSATION

     The following table shows the compensation paid by the Company, for the periods indicated, to: (1) the Company's Chief Executive Officer, who became Chief Executive Officer upon the Spin-Off, and (2) each of the next four most highly compensated executive officers who continued after the Spin-Off, other than the Chief Executive Officer (collectively, the "Named Executives"). The table shows amounts paid to the Named Executives for all services provided to the Company and its subsidiaries.

                         SUMMARY COMPENSATION TABLE(1)

                                                ANNUAL COMPENSATION                 LONG-TERM COMPENSATION
                                          --------------------------------   ------------------------------------
                                                                                     AWARDS             PAYOUTS
                                                                   OTHER     -----------------------   ----------
                                                                  ANNUAL     RESTRICTED   SECURITIES                 ALL OTHER
                                                                  COMPEN-      STOCK      UNDERLYING      LTIP        COMPEN-
   NAME AND PRINCIPAL POSITION     YEAR   SALARY(2)    BONUS     SATION(3)   AWARDS(4)    OPTIONS(5)   PAYOUTS(6)   SATION(7)(8)
   ---------------------------     ----   ---------    -----     ---------   ----------   ----------   ----------   ------------
Mark P. Frissora.................. 2000   $659,200    $427,750   $ 75,994     $     --           --     $528,973      $373,672
 Chief Executive Officer           1999   $398,174    $325,000   $142,600     $585,376      375,000     $177,243      $  9,218
Richard J. Sloan(9)............... 2000   $364,880    $191,400   $258,639     $     --           --     $191,109      $  6,599
 Executive Vice President          1999   $ 63,718    $ 50,000   $     --     $334,498      165,000     $     --      $     --
 and Managing Director Europe
Mark A. McCollum.................. 2000   $341,208    $155,875   $  4,200     $     --           --     $133,717      $331,718
 Senior Vice President and         1999   $275,095    $127,696   $361,847     $250,876      120,000     $158,810      $412,921
 Chief Financial Officer
Richard P. Schneider.............. 2000   $337,932    $112,375   $  3,300     $     --           --     $103,229      $316,281
 Senior Vice President -- Global   1999   $282,897    $120,000   $ 11,424     $250,876       90,000     $180,125      $ 12,796
 Administration
Timothy R. Donovan(10)............ 2000   $311,709    $112,375   $  3,300     $     --           --     $103,229      $ 12,299
 Senior Vice President and         1999   $120,833    $140,000   $     --     $250,876       90,000     $     --      $     --
 General Counsel

------------
 (1) Compensation information for the Named Executives is presented for 2000 and 1999, the only years in which these individuals served as executive officers of the Company.

 (2) Includes base salary plus amounts paid in lieu of matching contributions to the Company's 401(k) plans.

 (3) Includes amounts attributable to: (a) the value of personal benefits provided by the Company to Named Executives, which have an aggregate value in excess of the lesser of $50,000 and 10% of the executive's salary and bonus for the year, such as the personal use of Company-owned property and relocation expenses; (b) reimbursement for taxes; and (c) amounts paid as dividend equivalents on performance share equivalent units ("Dividend Equivalents"). The amount of each personal benefit that exceeds 25% of the estimated value of the total personal benefits reported for the Named

                                            (Notes continued on following page.)

Executive, reimbursement for taxes, and amounts paid as Dividend Equivalents to the Named Executives were as follows:

NAME                        YEAR                         EXPLANATION
----                        ----                         -----------
Mr. Frissora............    2000    $556 for reimbursement of taxes; $15,000 for Dividend
                                    Equivalents; and $40,000 perquisite allowance.
                            1999    $12,661 for reimbursement of taxes; $11,070 for
                                    Dividend Equivalents; $33,333 perquisite allowance;
                                    and $75,625 for relocation expenses.
Mr. Sloan...............    2000    $184 for reimbursement of taxes; $6,000 for Dividend
                                    Equivalents; and $245,736 for reimbursements and
                                    costs related to expatriate assignment.
Mr. McCollum............    2000    $4,200 for Dividend Equivalents.
                            1999    $351,947 for reimbursement of taxes; and $9,900 for
                                    Dividend Equivalents.
Mr. Schneider...........    2000    $3,300 for Dividend Equivalents.
                            1999    $174 for reimbursement of taxes; and $11,250 for
                                    Dividend Equivalents.
Mr. Donovan.............    2000    $3,300 for Dividend Equivalents.

 (4) Includes the dollar value of grants of restricted shares based on the price of the Company's common stock on the date of grant. At December 31, 2000, Messrs. Frissora, Sloan, McCollum, Schneider, and Donovan held 68,635, 39,077, 29,308, 29,308, and 29,308 restricted shares, respectively. The value at December 31, 2000, based on a per share price of $3.00 on the last preceding trading date, of all restricted shares held was $205,905 for Mr. Frissora, $117,231 for Mr. Sloan, $87,924 for Mr. McCollum, $87,924 for Mr. Schneider, and $87,924 for Mr. Donovan. Holders of restricted stock are eligible to receive dividends paid on the common stock. No restricted stock was awarded to any of the Named Executives in 2000.

 (5) No stock options were awarded to any of the Named Executives in 2000.

 (6) For 1999, reflects the vesting and payment of all outstanding performance share equivalent units immediately prior to the Spin-Off.

 (7) Includes amounts attributable during 2000 to benefit plans as follows:

     (a) The dollar values paid by the Company for insurance premiums under the group life insurance plan (including dependent life) for Messrs. Frissora, Sloan, McCollum, Schneider and Donovan, were $3,814, $2,128, $1,769, $1,952, and $1,799 respectively.

     (b) For 2000, the amounts contributed pursuant to the Company's 401(k) plans for the accounts of Messrs. Frissora, Sloan, McCollum, Schneider, and Donovan were $6,400, $4,470, $10,500, $9,324 and $10,500, respectively.

                                            (Notes continued on following page.)

 (8) Includes amounts arising from the Option Repurchase as follows:

                                                         OPTIONS       CASH
                                                        EXCHANGED    PAYMENT
                                                        ---------    -------
Mr. Frissora..........................................   138,895     $363,458
Mr. Sloan.............................................        --           --
Mr. McCollum..........................................   135,640     $319,449
Mr. Schneider.........................................   115,597     $305,005
Mr. Donovan...........................................        --           --
See "Election of Directors -- 2000 Option Repurchase."

 (9) Mr. Sloan joined the Company in October 1999.

(10) Mr. Donovan joined the Company in August 1999.

OPTIONS/SARS GRANTED IN 2000

     No options to purchase the Company's common stock and no stock appreciation rights were granted during 2000 to the persons named in the Summary Compensation Table above.

2000 YEAR-END OPTION HOLDINGS

     The following table shows the number of options to purchase the Company's common stock held at December 31, 2000 by the persons named in the Summary Compensation Table above. No options to purchase the common stock were exercised in 2000. None of the unexercised options were in-the-money as of December 31, 2000.

                                                              TOTAL NUMBER OF
                                                            UNEXERCISED OPTIONS
                                                                  HELD AT
                                                             DECEMBER 31, 2000
                                                        ----------------------------
                        NAME                            EXERCISABLE    UNEXERCISABLE
                        ----                            -----------    -------------
Mr. Frissora........................................      125,000         250,000
Mr. Sloan...........................................       55,000         110,000
Mr. McCollum........................................       40,000          80,000
Mr. Schneider.......................................       30,000          60,000
Mr. Donovan.........................................       30,000          60,000

LONG TERM INCENTIVE PLANS -- AWARDS IN 2000

     There were no long-term incentive plan awards made during 2000 to the persons named in the Summary Compensation Table above.

PENSION PLAN TABLE

     The following table shows the aggregate estimated total annual benefits payable upon normal retirement pursuant to the Tenneco Retirement Plan, the Tenneco Inc. Supplemental Executive Retirement Plan and the Tenneco Automotive Retirement Plan for Salaried Employees to persons in specified remuneration and years of credited participation classifications. In connection with the Spin-Off, Pactiv Corporation became the sponsor of the Tenneco Retirement Plan. The Company adopted a salaried defined benefit pension plan patterned after the Tenneco Retirement Plan. The plan counts service prior to the Spin-Off for all purposes, including benefit accrual, but there will be an offset for benefits accrued under the Tenneco Retirement Plan. Therefore, as to the Company's continuing employees, the benefits described in the table will be provided by a combination of payments from the Tenneco Retirement Plan and the new plan. The Company also adopted plans similar to the Tenneco Inc. supplemental pension plan. The Company also adopted a key executive pension plan covering executive officers, which will provide benefits, commencing at age 55, of 4% of compensation (salary and bonus) per year of service up to a maximum of 50%, reduced by payments under all other company sponsored qualified and nonqualified defined benefit pension plans.

                                          YEARS OF CREDITED PARTICIPATION
      ANNUAL         -------------------------------------------------------------------------
   REMUNERATION         5         10         15         20         25         30         35
   ------------         -         --         --         --         --         --         --
    $  250,000       $19,642   $ 39,285   $ 58,928   $ 78,571   $ 98,214   $117,857   $137,500
    $  300,000       $23,571   $ 47,142   $ 70,714   $ 94,285   $117,857   $141,428   $165,000
    $  350,000       $27,500   $ 55,000   $ 82,500   $110,000   $137,500   $165,000   $192,500
    $  400,000       $31,428   $ 62,857   $ 94,285   $125,714   $157,142   $188,571   $220,000
    $  450,000       $35,357   $ 70,714   $106,071   $141,428   $176,785   $212,142   $247,500
    $  500,000       $39,285   $ 78,571   $117,857   $157,142   $196,428   $235,714   $275,000
    $  550,000       $43,214   $ 86,428   $129,642   $172,857   $216,071   $259,285   $302,500
    $  600,000       $47,142   $ 94,285   $141,428   $188,571   $235,714   $282,857   $330,000
    $  650,000       $51,071   $102,142   $153,214   $204,285   $255,357   $306,428   $357,500
    $  700,000       $55,000   $110,000   $165,000   $220,000   $275,000   $330,000   $385,000
    $  750,000       $58,928   $117,857   $176,785   $235,714   $294,642   $353,571   $412,500
    $  800,000       $62,857   $125,714   $188,571   $251,428   $314,285   $377,142   $440,000
    $  850,000       $66,785   $133,571   $200,357   $267,142   $333,928   $400,714   $467,500
    $  900,000       $70,714   $141,428   $212,142   $282,857   $353,571   $424,285   $495,000
    $  950,000       $74,642   $149,285   $223,928   $298,571   $373,214   $447,857   $522,500
    $1,000,000       $78,571   $157,142   $235,714   $314,285   $392,857   $471,428   $550,000
    $1,050,000       $82,500   $165,000   $247,500   $330,000   $412,500   $495,000   $577,500
    $1,100,000       $86,428   $172,857   $259,285   $345,714   $432,142   $518,571   $605,000

---------------
(1) The benefits shown above are computed as a straight life annuity and are based on years of credited participation and the employee's average compensation, which is comprised of salary and bonus. These benefits are not subject to any deduction for Social Security or other offset amounts. The years of credited participation for Messrs. Frissora, Sloan, McCollum, Schneider and Donovan are 3, 1, 6, 5 and 1, respectively. See the Summary Compensation Table above for salary and bonus information for these individuals.

(2) If Mr. Frissora completes 10 years of service in the period commencing January 1, 1999, he will be entitled to benefits commencing at age 55 of at least 40% of his average salary plus bonus determined over a three-year period.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     The Company maintains a key executive change-in-control severance benefit plan. The purpose of the plan is to enable the Company to continue to attract, retain and motivate highly qualified employees by eliminating, to the maximum practicable extent, any concern on the part of such employees that their job security or benefit entitlements will be jeopardized by a "change-in-control" of the Company, as that term is defined in the plan. The plan is designed to achieve this purpose through the provision of severance benefits for key employees and officers whose positions are terminated following a change-in-control as provided in the plan. Under the plan, a severed executive would receive a cash payment equal to three times (1) his or her base salary plus (2) the higher of (a) his or her average bonuses for the prior three years (or such shorter period as the executive had been employed by the Company) and (b) his or her targeted annual bonus in effect immediately prior to the change in control. The Company expects that Messrs. Frissora, Sloan, McCollum, Schneider, and Donovan would have become entitled to receive payments from the Company in the amount of $3,690,000, $1,884,000, $1,627,800, $1,447,800, and $1,369,800 respectively, had their positions been terminated on December 31, 2000 following a change-in-control, based on their salaries/target bonuses of $640,000/$590,000, $364,000/$264,000,
$327,600/$215,000, $327,600/$155,000, and $301,600/$155,000, respectively, at that time. In addition, restricted shares held in the name of those individuals under restricted stock plans would have automatically reverted to the Company, and the Company would have been obliged to pay those individuals the fair market value of those restricted shares. Their performance units and stock equivalent units would also have been fully vested and paid and their stock options would have been fully vested.

     Each of the Named Executives is a party to an agreement with the Company which sets forth certain terms and conditions of his employment with the Company. Each of the employment agreements provides that, under the Company's change-in-control severance benefit plan, the relevant Named Executive's cash payment in connection with a change-in-control termination will equal three times the total of his then current base salary plus the higher of (i) his highest annual target bonus over the prior three years and (ii) his average bonuses for the prior three years (or if shorter, his period of service to the Company). Each of the employment agreements also provides that, other than in connection with a change-in-control, if the relevant Named Executive's employment is terminated other than for death, disability or nonperformance of duties, he will be paid two times the total of his current salary and bonus for the immediately preceding year, all outstanding stock-based awards would be vested, subject to Board approval, and his stock options would remain exercisable for at least 90 days. Pursuant to the terms of his employment agreement, each of the Named Executives is guaranteed a minimum annual base salary/minimum annual target bonus as follows: Mr. Frissora, $640,000/$590,000; Mr. Sloan, $357,000/$264,000; Mr. McCollum, $327,600/$215,000; Mr. Schneider,
$327,600/$155,000 and Mr. Donovan, $301,600/$155,000.

           TENNECO AUTOMOTIVE INC. COMPENSATION/NOMINATING/GOVERNANCE
                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The executive compensation philosophy, policies, plans, and programs of the Company are under the supervision of the Compensation/Nominating/Governance Committee (the "Committee"), which is composed of the directors named below, none of whom is an officer or employee of the Company. The Committee has furnished the following report on executive compensation:

COMPENSATION PHILOSOPHY

     The basic philosophy underlying the Company's executive compensation policies, plans, and programs is that executive and stockholder financial interests should be aligned as closely as possible, and the compensation package should be based on delivering pay in line with performance.

     Accordingly, the executive compensation program for the Company's Chief Executive Officer ("CEO") and the other Named Executives, as well as other executives of the Company, has been structured to:

     -- Reinforce a results-oriented management culture with executive pay that varies according to overall corporate and individual performance against aggressive goals.

     -- Focus on annual and long-term business results that lead to improvement in stockholder value.

     -- De-emphasize fixed compensation and place greater emphasis on variable, performance-based and long-term compensation.

     -- Provide incentives, in the form of substantial long-term reward potential, for high-performing senior executives to remain employees of the Company.

     -- Align the interests of the Company's executives and stockholders through equity-based compensation awards.

     Based on these objectives, the executive compensation program has been designed to promote appropriate levels of compensation derived from several sources: salaries; annual cash incentive awards; stock ownership opportunities; and other benefits typically offered to executives by major corporations.

     The Company's policy is to provide total compensation to its executives based on performance that is competitive and at market levels, for comparable companies, when financial and qualitative targets are met. In determining competitive compensation for each of the components of executive compensation described below, the Committee engages a nationally recognized, independent compensation consulting firm which reports directly to the Committee. In connection with the Spin-Off and its analysis of the Company's compensation policies as a stand-alone automotive parts supplier, the Committee also commissioned and reviewed a supplemental compensation survey prepared by its compensation consultants which focused on participants in the automotive parts industry. Salary levels are structured based upon reputable survey data for companies believed to be comparable in terms of industry, total revenues and number of employees. The Company's compensation plans provide that as an executive's level of responsibility increases, (i) a greater portion of his/her potential total compensation is based on performance (both individual and corporate), and a lesser portion is comprised of salary, causing greater potential variability in the individual's total compensation from year-to-year, and (ii) the mix of compensation for that executive shifts to a greater portion being derived from compensation plans where the executive's compensation level varies in accordance with the market price of the Company's common stock.

     In designing and administering the components of the executive compensation program, the Committee strives to balance short- and long-term incentive objectives and to employ prudent judgment when establishing performance criteria, evaluating performance, and determining actual incentive payments.

     Total executive compensation has two major components: (1) annual cash compensation comprised primarily of salary and bonus; and (2) long-term incentives comprised of some combination of stock options, performance-based shares and share equivalents and restricted stock. The following is a description of each of the components of the executive compensation program, along with a discussion of the decisions and action taken by the Committee with regard to 2000 compensation. There also follows a discussion regarding CEO compensation.

ANNUAL CASH COMPENSATION PROGRAM

     An executive's annual cash compensation consists of a base salary plus amounts paid in lieu of Company matching contributions to the Company's 401(k) plans (when Internal Revenue Service maximums are reached) and bonuses under the Company's Executive Incentive Compensation Plan ("EICP"). Each year, the Committee reviews with the CEO and the senior human resources executive of the Company an annual salary and bonus target plan for the Company's executives and other key management personnel (excluding the CEO), following which the Committee approves that plan with changes that the Committee deems appropriate. The salary and bonus target plan that is developed is based in part on competitive market data and on assessments of past and anticipated future performance. The Committee employs competitive market data for directional and guideline purposes in combination with corporate, divisional, and individual performance results. The Committee also reviews (with the assistance of the senior human resources executive and the nationally recognized, independent compensation consultants engaged directly by the Committee) and sets the salary and bonus target of the CEO based on similar information and criteria and the Committee's assessment of his past performance with the Company and its expectations as to his future contribution in leading the

Company. Salary and bonus target levels were established for the Company's executives in connection with the Spin-Off in 1999, as described above, and were generally designed to be in the 50th percentile range when compared to salaries and bonuses paid by the companies in the compensation surveys reviewed by the Committee as described above. For 2000, the salary and bonus target levels were adjusted based on competitive market data and performance assessments to remain consistent with the philosophy described above.

     Annual performance goals are established under the Executive Incentive Compensation Plan at the beginning of each year for purposes of determining incentive awards for that year. The performance goals are generally developed by senior management and reviewed and approved by the Committee, with such changes as the Committee determines appropriate. At the conclusion of each year, the Committee approves incentive award payments to executives based on the degree of achievement of the goals established at the beginning of that year and, to a certain extent, on judgments of individual performance. Using EBITDA (earnings before interest, income taxes, depreciation and amortization and minority interest), cash flow and EVA(R)(1) objectives, as a starting point, each strategic business unit receives incentive compensation funds based on actual performance versus these objectives and, to a certain extent, judgmental considerations including the degree of difficulty in meeting targets, contribution to overall corporate performance, environmental and safety performance, quality initiatives, equal employment opportunities performance, and technology leadership. The Committee generally values performance versus EBITDA, cash flow and EVA(R) objectives equally, but does not place a particular weight on any component of its judgmental consideration. The 2000 Executive Incentive Compensation Plan payouts were on average paid at 76% of target.

     For 2001, the Committee intends to change the way performance goals are established and performance is measured for purposes of its executive bonus program. The revised program would establish bonus payments as follows: (i) 75% of an individual's bonus would be tied to the Company's achievement of EVA(R) targets established as described above; and (ii) 25% of an individual's bonus would be based on judgmental considerations made by the Committee, in consultation with management, in the case of the CEO and the Company's senior executives, and by senior management (subject to Committee approval), in the case of the other executives of the Company. For the subjective component of the new program, the Committee intends to evaluate the considerations described above with respect to individual and business unit performance, as well as factors such as performance of the Company's stock, management retention goals and overall market and industry conditions.

---------------
(1) EVA(R) is after-tax operating profit minus the annual cost of capital. EVA(R) is a registered trademark of Stern Stewart & Co.

LONG-TERM INCENTIVES

     The Company's long-term incentive plan (the Stock Ownership Plan) is designed to align a significant portion of executive compensation with stockholder interests. This plan permits the granting of a variety of long-term awards including stock options, restricted stock, stock equivalent units and performance units. Long-term awards are based on an analysis of competitive levels of similar awards and an assessment of individual performance. As an individual's level of responsibility increases, a greater portion of variable performance-related compensation will be in the form of long-term awards.

     In connection with the Spin-Off, the Committee reviewed the long-term incentives awarded to executives of the ongoing automotive operations in light of the foregoing principles and the independent compensation survey described above. The Committee implemented a long-term compensation program for the Company's continuing executives that is comprised of (1) stock options, (2) awards of restricted stock which vest over three years, (3) cash-settled stock equivalent units which are payable annually based on the achievement of EVA(R) targets and (4) stock-settled performance units which are payable at the end of three years based on the achievement of EVA(R) targets. Upon the Spin-Off, the Committee granted long-term awards to these executives that were designed to place the Company's executives in the 75th percentile range when compared to the value of similar awards granted by peer companies to their executives. The Committee's awards of options, stock equivalent units and performance units to the senior management team were generally intended to cover the three-year period following the Spin-Off (ending in December 2002), in recognition of the importance of equity incentives to retention and recruiting in light of the potential risks and uncertainties surrounding the Company's transition to a stand-alone public company following the Spin-Off. For individuals who became executives after the Spin-Off, the Committee provides a similarly structured long-term compensation package that covers the period through December 2002.

     For 2000, the annually scheduled cash payout under the stock equivalent unit awards described above was made. Based on the Company's achievement of EVA(R) targets established for 2000, award holders earned 83% of their targeted number of units for 2000. The cash payouts were equal to the number of units earned multiplied by the market price of the Company's common stock at the time of payment ($3.62).

CEO COMPENSATION

     In connection with the Spin-Off, the committee analyzed Mr. Frissora's compensation in light of his assumption of duties as the CEO of a newly independent public company. In determining the overall level of Mr. Frissora's compensation and each component thereof, the Committee took into consideration information provided by its compensation consultants, as described below. Based on this analysis, in September 1999, Mr. Frissora's base salary was established at $580,000 and his annualized bonus target was set at $550,000 to be effective upon the Spin-Off.

For 2000, Mr. Frissora's base salary and bonus target were increased to $640,000 and $590,000, respectively, to reflect his key leadership role in transitioning Tenneco Automotive into a stand-alone company. The Committee approved a 2000 annual incentive award of $427,750, or 72.5% of target, for Mr. Frissora based on his performance as CEO and the overall performance of the company and its operating units. Mr. Frissora's base salary and bonus target are moderately below the 50th percentile of base salaries and bonuses paid to chief executive officers of the automotive industry participants surveyed. In recognition of Mr. Frissora's new duties and the role he is expected to play in the Company's success following the Spin-Off, in connection with the Spin-Off the committee awarded Mr. Frissora (1) options to purchase 375,000 shares of common stock, (2) 68,385 shares of restricted stock, (3) 75,000 performance units payable in stock at the end of three years, based on the achievement of EVA(R) targets, and (4) 150,000 stock equivalent units payable in cash at the end of 2000, based on the achievement of EVA(R) targets (which were paid for 2000 as described above). The option and performance unit awards were intended to represent three-year grants, for the reasons described above.

TAX LIMITATIONS ON THE DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a publicly traded corporation may deduct for compensation paid to the CEO or a Named Executive who is employed on the last day of the year; provided, however, non-discretionary "performance based compensation" is excluded from this $1 million limitation.

     The Committee has reviewed Section 162(m) and its related regulations and feels that the Company's current compensation program and policies are appropriate. The Committee structures the Company's compensation programs to support organizational goals and priorities and stockholder interests. The Committee seeks to preserve the tax deductibility of executive compensation to the extent practicable and consistent with this philosophy. Because the Committee retains certain discretion under the EICP to account for individual performance in making bonus awards, amounts payable to the designated officers under the EICP may not be fully deductible where the Section 162 (m) $1 million deduction limitation is otherwise reached. The Committee believes this ability to exercise discretion, considered with the fact that the 2000 salary and bonus paid to the Company's most highly compensated executive only slightly exceeded $1 million, is in the best interests of the Company and its stockholders. The stock equivalent unit, performance unit and stock option awards made under the Stock Ownership

Plan, however, are generally designed to incorporate the applicable requirements for "performance-based compensation" for purposes of Section 162(m).

       Compensation / Nominating / Governance Committee

             Roger B. Porter -- Chairman
            Mark Andrews
            David B. Price
            Sir David Plastow

                               PERFORMANCE GRAPH

     The performance graph presented below provides the cumulative total stockholder return for Tenneco Automotive Inc. after the Spin-Off of Pactiv Corporation, reflecting continuing operations. The Spin-Off of Pactiv Corporation changed the Company in terms of revenue size and market capitalization, and also represented the final step in the Company's transition from a diversified holding company to a product- and market-focused company in the automotive parts industry. The performance graph compares the cumulative total stockholder return on the Company's common stock from November 5, 1999 (the first trading day after the Spin-Off) through December 31, 2000 with the Standard & Poor's 500 Stock Index and a peer group of companies chosen by the Company (the "Peer Group"). The companies comprising the Peer Group represent other participants in the automotive industry. The performance graph assumes an investment of $100 in each of the Company's common stock, the Standard & Poor's 500 Stock Index and the Peer Group at the beginning of the period described. The performance graph is not intended to be indicative of future stock performance.

                            CUMULATIVE TOTAL RETURN
                    BASED UPON AN INITIAL INVESTMENT OF $100
                 ON NOVEMBER 5, 1999 WITH DIVIDENDS REINVESTED

[PERFORMANCE GRAPH]

                                              5-Nov-99   31-Dec-99     31-Dec-00
  Tenneco Automotive Inc.                       $100       $115           $38
  S&P 500                                       $100       $107           $98
  Peer Group (11 Stocks)                        $100       $102           $66

BASE NOVEMBER 5, 1999=$100

------------
NOTES:

1. Cumulative total stockholder return is based on share price appreciation plus the reinvestment of dividends.

2. Cumulative total stockholder return for the Peer Group is based on the market capitalization weighted cumulative total stockholder return of the companies comprising the Peer Group. The Peer Group is comprised of the following companies: Arvin Industries Inc. (through the second quarter of 2000, when it merged with Meritor Automotive), ArvinMeritor, Inc. (formerly known as Meritor Automotive Inc.), Borg Warner, Inc., Cummins Engine Company, Inc., Dana Corporation, Delphi Automotive Systems Corporation, Federal-Mogul Corporation, Lear Corporation, Morgan Group Inc., Simpson Industries, Inc. (through the third quarter of 2000, when it merged with MasoTech, Inc.), and Tower Automotive, Inc.

                 TENNECO AUTOMOTIVE INC. AUDIT COMMITTEE REPORT

GENERAL

     The Audit Committee is comprised of three directors and operates under a written charter for the Audit Committee, a copy of which is included in this Proxy Statement as Appendix A. All of the members of the Audit Committee meet the definition of "independent" for purposes of the New York Stock Exchange listing standards (the "Listing Standards") except for Mr. Stecko, the Chairman of the Audit Committee. Mr. Stecko was employed by the Company or one of its subsidiaries from 1993 to April 1999, when he resigned to become Chief Executive Officer of Packaging Corporation of America. In accordance with the Listing Standards, the Board of Directors has determined that it is in the best interests of the Company that Mr. Stecko continues to serve on the Audit Committee even though he was employed by the Company within the last three years. This determination was based on, among other things, the Board's belief that Mr. Stecko's familiarity with the Company, both before and after the Spin-Off, is of unique value in assuring continuity in the functioning of the Audit Committee.

REPORT

     The Audit Committee has furnished the following report:

     The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2000 with the Company's management. In addition, the Audit Committee has discussed with Arthur Andersen LLP, the Company's independent auditors ("Arthur Andersen"), the matters required to be discussed by Statement on Auditing Standards No. 61, "Communications with Audit Committees."

     The Audit Committee has also received the written disclosures and the letter from Arthur Andersen required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and has discussed with Arthur Andersen its independence from the Company and its management.

     Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the Company for the fiscal year ended December 31, 2000 be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the Securities and Exchange Commission.

          Audit Committee

               Paul T. Stecko -- Chairman
               Mark Andrews
               M. Kathryn Eickhoff

              RATIFY APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                                    (ITEM 2)

       THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.

     Financial statements of the Company and its consolidated subsidiaries will be included in the Company's Annual Report furnished to all stockholders. Upon recommendation of the Audit Committee of the Board of Directors, the Board of Directors has appointed Arthur Andersen LLP as independent public accountants for the Company to examine its consolidated financial statements for the year ending December 31, 2001, and has determined that it would be desirable to request that the stockholders ratify the appointment. You may vote for, vote against or abstain from voting with respect to this proposal. Assuming the presence of a quorum, the affirmative vote of a majority of the shares, present in person or by proxy, at the Annual Meeting and entitled to vote is required to ratify the appointment. If the stockholders should not ratify the appointment, the Audit Committee and the Board would reconsider the appointment. Arthur Andersen LLP also acted as the Company's principal accountants for the fiscal year ended December 31, 2000. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and are also expected to be available to respond to appropriate questions.

AUDIT FEES

     The aggregate fees billed for professional services rendered by Arthur Andersen LLP in connection with the audit and review of the Company's 2000 financial statements was $1,931,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     The aggregate fees billed for professional services rendered in connection with financial information systems design and implementation for 2000 was $645,000. These fees were billed for services rendered by Andersen Consulting through August 7, 2000. On that date, Andersen Consulting ceased to be associated with Arthur Andersen LLP or Andersen Worldwide.

ALL OTHER FEES

     The aggregate of all fees billed for professional services, other than those described above, rendered during 2000 by Arthur Andersen LLP was $2,303,000. These services included tax services, benefit plan audits and extended audit services through internal audit outsourcing.

     The Audit Committee has considered whether the services rendered by the Company's independent public accountants with respect to the foregoing fees are compatible with maintaining their independence.

                                 OTHER MATTERS

     The Board of Directors is not aware of any other matters that may properly come before the Annual Meeting. However, should any such matters come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy card to vote all Proxies (unless otherwise directed by stockholders) in accordance with their judgment on such matters.

                       SOLICITATION OF PROXIES AND VOTING

     Stockholders may specify their choices by marking the appropriate boxes on the enclosed Proxy card. Alternatively, in lieu of returning signed Proxy cards, stockholders can submit a Proxy over the Internet or by calling a specially designated telephone number which appears on the Proxy cards. These Internet and telephone voting procedures are designed to authenticate stockholders' identities, allow stockholders to provide their voting instructions and confirm the proper recording of those instructions. Specific instructions for stockholders who wish to use the Internet or telephone voting procedures are set forth on the enclosed Proxy card.

     All properly completed, unrevoked Proxies, which are received prior to the close of voting at the Annual Meeting, will be voted in accordance with the specifications made. If a properly executed, unrevoked written Proxy card does not specifically direct the voting of shares covered, the Proxy will be voted
(i) FOR the election of all nominees for election as director described in this Proxy Statement, (ii) FOR the ratification of the appointment of Arthur Andersen LLP, and (iii) in accordance with the judgment of the persons named in the Proxy as to such other matters as may properly come before the Annual Meeting.

     A Proxy may be revoked at any time prior to the voting at the Annual Meeting by submitting a later-dated proxy (including a later-dated Proxy via the Internet or telephone), giving timely written notice of such revocation to the Secretary of the Company or by attending the Annual Meeting and voting in person.

     The presence at the Annual Meeting, in person or by proxy, of holders of a majority of the issued and outstanding shares of common stock as of the record date is considered a quorum for the transaction of business. If you submit a properly completed Proxy or if you appear at the Annual Meeting to vote in person, your shares of common stock will be considered part of the quorum. Directions to withhold authority to vote for any director, abstentions, and broker non-votes (described below) will be counted to determine if a quorum for the transaction of business is present. Once a quorum is present, voting on specific proposals may proceed.

     The cost of solicitation of Proxies will be borne by the Company. Solicitation will be made by mail, and may be made by directors, officers, and employees, personally or by telephone, telecopy, or telegram. Proxy cards and material also will be distributed to beneficial owners of stock through brokers, custodians, nominees, and other like parties, and the Company expects to reimburse such parties for their charges and expenses. Georgeson Shareholder Communications Inc., New York, New York, has been retained to assist the Company in the solicitation of proxies at a fee estimated not to exceed $25,000.

                   EFFECT OF ABSTENTIONS AND BROKER NON-VOTES

     Directions to withhold authority, abstentions and "broker non-votes" (which occur when a nominee holding shares for a beneficial owner does not vote on a proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner) will be counted in determining the presence or absence of a quorum for the transaction of business at the Annual Meeting.

     Assuming the presence of a quorum, the affirmative vote of (1) a plurality of the votes cast at the Annual Meeting (in person or by proxy) is required for the election of directors, and (2) holders of a majority of the common stock present at the Annual Meeting (in person or by proxy) and entitled to vote is required to ratify Arthur Andersen LLP as the Company's independent public accountants.

     Because the election of directors is determined on the basis of a plurality of the votes cast, abstentions and broker non-votes have no effect on the election of directors. Because the vote standard for the approval of Arthur Andersen LLP is a majority of shares present and entitled to vote, abstentions have the effect of a vote against and broker non-votes would have no effect on the proposal.

                           INCORPORATION BY REFERENCE

     To the extent that this Proxy Statement is incorporated by reference in any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this Proxy Statement entitled "Executive Compensation -- Tenneco Automotive Inc. Compensation/Nominating/Governance Committee Report on Executive Compensation," "Performance Graph," "Tenneco Automotive Inc. Audit Committee Report" and the Audit Committee Charter attached as Appendix A will not be deemed to be incorporated, unless specifically provided otherwise in such filing.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

STOCKHOLDER PROPOSALS -- INCLUSION IN COMPANY PROXY STATEMENT

     For a stockholder proposal to be considered by the Company for inclusion in the Company's proxy statement and form of proxy relating to the annual meeting of stockholders to be held in 2002, the proposal must be received by the Company by December 7, 2001.

OTHER STOCKHOLDERS PROPOSALS -- DISCRETIONARY VOTING AUTHORITY AND BY-LAWS

     With respect to stockholder proposals not included in the Company's proxy statement and form of proxy, the Company may utilize discretionary authority conferred by proxy in voting on any such proposals if, among other situations, the stockholder does not give timely notice of the matter to the Company by the date determined under the Company's By-laws for the submission of business by stockholders. This notice requirement and deadline are independent of the notice requirement and deadline described above for a shareholder proposal to be considered for inclusion in the Company's proxy statement. The Company's By-laws state that, to be timely, notice and certain related information must be received at the principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting. However, in the event that the date of the annual meeting is more than thirty days before or more than seventy days after the anniversary date, the notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Therefore, to be timely under the Company's By-laws, a proposal for the 2002 annual meeting not included by or at the direction of the Board must be received not earlier than January 8, 2002, nor later than February 7, 2002.

                                             KARL A. STEWART
                                                  Secretary
                            ------------------------

THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. REQUESTS FOR COPIES OF SUCH REPORT SHOULD BE DIRECTED TO TIMOTHY R. DONOVAN, SENIOR VICE PRESIDENT AND GENERAL COUNSEL, 500 NORTH FIELD DRIVE, LAKE FOREST, ILLINOIS 60045.

                                                                      APPENDIX A

            CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

AUDIT COMMITTEE PURPOSE

     The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

     - Monitor the integrity of Tenneco Automotive's financial reporting processes and systems of internal controls regarding finance, accounting, information systems security, environmental compliance and legal compliance.

     - Monitor the independence and performance of Tenneco Automotive's independent auditors and internal auditing department.

     - Provide an avenue of communication among the independent auditors, management, the internal auditing department, and the Board of Directors.

     The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at Tenneco Automotive's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

AUDIT COMMITTEE COMPOSITION AND MEETINGS

     Audit Committee members shall meet the requirements of the New York Stock Exchange. The Audit Committee shall be comprised of three or more directors as determined by the Board of Directors, each of whom shall be independent non-executive directors, free from any relationship that would interfere with the exercise of his or her independent judgment, except as the Board of Directors may otherwise determine in accordance with the requirements of the New York Stock Exchange. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

     Audit Committee members shall be appointed by the Board. If an audit committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

     The Committee shall hold regular meetings each year as often as the committee deems appropriate. The Audit Committee Chair shall approve an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually with management, the director of the internal auditing department, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed.

AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES

Review Procedures

     Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

     Review Tenneco Automotive's annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments.

     In consultation with the management, the independent auditors, and the internal auditors, consider the integrity of Tenneco Automotive's financial reporting processes and controls.

     Review with financial management and the independent auditors the company's quarterly financial results prior to filing or distribution. Discuss any significant changes to Tenneco Automotive's accounting principles and any items required to be communicated by the independent auditors in accordance with SAS
61. The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

Independent Auditors

     The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

     Approve the fees and other significant compensation paid to the independent auditors.

     On an annual basis, the Audit Committee shall ensure that the independent auditors submit a formal written statement delineating all relationships between the auditors and Tenneco Automotive and shall review and discuss all significant relationships that could impair the auditors' independence. The Audit Committee shall recommend to the Board of Directors that it take appropriate action in response to the independent auditors' report to satisfy itself of the auditors' independence.

     Review the independent auditors' audit plan -- discuss scope, staffing, locations, reliance upon management, and internal audit and general audit approach.

     Prior to the year-end filing of Form 10-K, discuss the results with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

     Consider the independent auditor's judgments about the quality and appropriateness of Tenneco Automotive's accounting principles as applied in its financial reporting.

Internal Audit Department

     Review the plan, changes to the plan, activities, organizational structure, and qualifications of the internal audit department, as needed.

     Review significant reports prepared by the internal audit department together with management's response and follow-up to these reports.

Environmental and Legal Compliance

     On at least an annual basis, review with Tenneco Automotive's counsel any environmental or legal matters that could have a significant impact on the organization's financial statements, Tenneco Automotive's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

Other Audit Committee Responsibilities

     Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.

     Monitor compliance with Tenneco Automotive's Business Ethics policy and perform any other activities consistent with this Charter, the Company's by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

     Maintain minutes of the meetings and report, through its Chairman, to the Board of Directors on significant results of each meeting.

     Periodically perform self-assessment of audit committee performance.

                                           NOTICE OF ANNUAL
                                           MEETING AND
                                           PROXY STATEMENT
                                           -------------------------------------

                                           ANNUAL MEETING
                                           OF STOCKHOLDERS
                                           MAY 8, 2001

                                           TENNECO
                                           AUTOMOTIVE INC.
                                           500 NORTH FIELD DRIVE, LAKE FOREST,
                                           ILLINOIS 60045

                                                 [TENNECO AUTOMOTIVE LOGO]

--------------------------------------------------------------------------------

                         [TENNECO AUTOMOTIVE INC. LOGO]

                            TENNECO AUTOMOTIVE INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 8, 2001

                             10:00 a.m., local time
                             Chicago Botanic Garden
                             1000 Lake Cook Garden
                            Glencoe, Illinois 60022

Dear Stockholder:

Tenneco Automotive Inc. encourages you to take advantage of new and convenient ways by which you can vote your shares. You can vote your shares electronically through the Internet or the telephone. This eliminates the need to return the proxy card.

To vote your shares electronically, please follow the instructions on the opposite side of this card.

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.

                 Your vote is important. Thank you for voting.

                           \/ FOLD AND DETACH HERE \/
--------------------------------------------------------------------------------

                                                  [TENNECO AUTOMOTIVE INC. LOGO]

P
                            TENNECO AUTOMOTIVE INC.
R                  ANNUAL MEETING OF STOCKHOLDERS MAY 8, 2001
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
O
     The undersigned does hereby appoint Mark P. Frissora, Paul T. Stecko and
X Karl A. Stewart, and any of them, with full power of substitution, as Proxies to vote, as directed on the reverse side of this card, or, if not
Y so directed, in accordance with the Board of Directors' recommendations, all shares of Tenneco Automotive Inc. held of record by the undersigned at the close of business on March 16, 2001, and entitled to vote at the Annual Meeting of Stockholders of Tenneco Automotive Inc. to be held at 10:00 a.m., local time, May 8, 2001, at the Chicago Botanic Garden, 1000 Lake Cook Road, Glencoe, Illinois, or at any adjournment or postponement thereof, and to vote, in their discretion, upon such other matters as may properly come before the Annual Meeting.

     Election of Directors - Nominees: 01) M. Kathryn Eickhoff, 02) Frank E. Macher, 03) Roger B. Porter, 04) David B. Price, Jr., 05) Dennis G. Severance

     YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
















                                                     \/ FOLD AND DETACH HERE \/
--------------------------------------------------------------------------------------------------------------------







THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY
WILL BE VOTED FOR ITEMS 1 AND 2.

--------------------------------------------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.
--------------------------------------------------------------------------------------------------------------------
1. Election of Directors   [ ]  FOR all nominees   [ ]  WITHHELD AUTHORITY to vote for all nominees

For, except vote withheld from the following nominee(s):
                                                        ------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                                                        FOR       AGAINST     ABSTAIN

2. Ratify Independent Accountants for year 2001         [ ]         [ ]         [ ]
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3. In the discretion of the Proxies named herein, the Proxies are authorized to vote upon such other matters as may properly come before the meeting (or any adjournment or postponement thereof).

                                                        NOTE: Please sign exactly as name appears hereon. Joint
                                                              owners should each sign. When signing as attorney,
                                                              executor, administrator, trustee, or guardian, please
                                                              give full title as such.

                                                        Date:
                                                             -------------------------------------------------------


                                                        ------------------------------------------------------------
                                                        Signature


                                                        ------------------------------------------------------------
                                                        Signature








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

TENNECO AUTOMOTIVE INC.
500 NORTH FIELD DRIVE
LAKE FOREST, ILLINOIS 60045                            [TENNECO AUTOMOTIVE LOGO]

                                                                   April 6, 2001

Dear Benefit Plan Participant:

     The Annual Meeting of Stockholders of Tenneco Automotive Inc. is scheduled to be held at the Chicago Botanic Garden, 1000 Lake Cook Road, Glencoe, Illinois at 10:00 a.m., local time, on Tuesday, May 8, 2001. A copy of the Notice and Proxy Statement, which is being sent to all registered stockholders in connection with the Annual Meeting, is enclosed for your information.

     Also enclosed with this letter is a form of proxy card, which designates the number of shares held in your benefit plan account. By executing this proxy card you instruct the benefit plan trustee (the "Trustee") how to vote the shares of Tenneco Automotive Inc. stock in your account which you are entitled to vote. The Trustee will vote all shares eligible to be voted by benefit plan participants in accordance with their instructions.

     If you return your form of proxy executed but without furnishing voting instructions, the eligible shares in your account will be voted by the Trustee, as holder of record of the shares in your account, FOR the election of the nominees for directors named in the Proxy Statement, FOR the ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the year 2001, and in the discretion of the proxies on all other matters as may be properly brought before the Annual Meeting.

     If you do not return your executed form of proxy to the Trustee, then your shares can be voted by the Trustee only in accordance with the requirements of your benefit plan, which may or may not reflect your views.

     Your vote is important. Please send your executed form of proxy card with your voting instructions at your earliest opportunity. For your convenience, a return envelope is enclosed.

                                                  YOUR BENEFITS COMMITTEE